TWFG Announces First Quarter 2026 Results

– Total Revenues increased 35.3% for the quarter over the prior year period to $72.8 million –
– Organic Revenue Growth Rate* of 10.1% for the quarter –
– Net income of $13.1 million for the quarter –
– Adjusted EBITDA* increased 73.9% for the quarter over the prior year period to $21.2 million -
– $40 million Shares Repurchased from Authorized plan for up to $50 million -

THE WOODLANDS, Texas, May 7, 2026 (GLOBE NEWSWIRE) – TWFG, Inc. (“TWFG”, the “Company” or “we”) (NASDAQ: TWFG), a high-growth insurance distribution company, today announced results for the first quarter ended March 31, 2026.
First Quarter 2026 Highlights
•Total revenues for the quarter increased 35.3% to $72.8 million, compared to $53.8 million in the prior year period
•Commission income for the quarter increased 37.4% to $67.1 million, compared to $48.8 million in the prior year period
•Net income for the quarter was $13.1 million, compared to $6.9 million in the prior year period, and net income margin for the quarter was 18.0%
•Diluted Earnings Per Share for the quarter was $0.12 and Adjusted Diluted Earnings Per Share* for the quarter was $0.29
•Total Written Premium for the quarter increased 23.5% to $458.2 million, compared to $371.0 million in the prior year period
•Organic Revenue Growth Rate* for the quarter was 10.1%
•Adjusted Net Income* for the quarter increased 75.2% from the prior year period to $16.2 million, and Adjusted Net Income Margin* for the quarter was 22.2%
•Adjusted EBITDA* of $21.2 million for the quarter, up 73.9% year-over-year, with Adjusted EBITDA Margin expanding 650-basis-points to 29.1%

*Organic Revenue Growth Rate, Adjusted Net Income, Adjusted Net Income Margin, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Diluted Earnings Per Share are non-GAAP measures. Reconciliations of Organic Revenue Growth Rate to total revenue growth rate, Adjusted Net Income and Adjusted EBITDA to net income, Adjusted Diluted Earnings Per Share to diluted earnings per share and Adjusted Free Cash Flow to cash flow from operating activities, the most directly comparable financial measures presented in accordance with GAAP, are outlined in the reconciliation table accompanying this release.
“Our first quarter results demonstrate the strength and consistency of our organic growth engine. We delivered double-digit organic revenue growth and meaningful margin expansion with Adjusted EBITDA Margin improving 650 basis points to 29.1%. Total Written Premium grew 23.5% to $458.2 million, driven by double-digit growth across both renewal and new business, and our diversified platform continued to perform well as carrier capacity expanded and pricing trends moderated across personal and commercial lines of business.”

“Operationally, we remain focused on the fundamentals that drive sustainable, profitable growth, including disciplined producer recruiting, deepening carrier partnerships, and continued investment in our proprietary technology to improve agent productivity and the client experience. Our premium retention in Insurance Services improved to 90% and our MGA platform continues to scale efficiently, contributing to expanding margins across the enterprise. We enter the remainder of 2026 with strong momentum, a healthy pipeline of inorganic opportunities, and confidence in our ability to deliver on our full-year guidance of 15% to 20% total revenue growth and 10% to 15% organic revenue growth.”

First Quarter 2026 Results
During the quarter, industry conditions improved meaningfully as carriers re-entered key property markets and pricing trends began to moderate. TWFG’s diversified distribution platform — combining independent agency operations, proprietary MGA programs, and proprietary technology-enabled systems — continues to perform well in this environment. Our strategy remains focused on improving productivity, strengthening carrier partnerships, deepening client relationships and expanding platform capabilities to drive durable, long-term value creation.

For the first quarter, Total Written Premiums were $458.2 million, an increase of 23.5% compared to $371.0 million in the same period in the prior year. Growth was driven by corporate branch acquisitions, acquisition of Asset Protection Insurance Associates “APIA”, an MGA, and continued growth across our Agency in a box, corporate stores and TWFG MGA platforms, with MGA premium volume up 77.3% compared to the same period in the prior year, primarily driven by the acquisition of TWFG MGA FL, LLC. Excluding the contribution of TWFG MGA FL, consolidated written premium retention would have been approximately 87%, reflecting underlying policy retention trends and a moderating rate environment.

Total revenues increased 35.3% to $72.8 million, compared to $53.8 million in the same period in the prior year, driven by our acquisitions of corporate branches, APIA, and TWFG MGA FL, LLC along with continued double-digit organic growth.

Organic Revenues, which exclude contingent, non-policy fee, other income, and those revenues generated from recently acquired businesses, were $54.3 million for the quarter, an increase of $5.0 million from $49.2 million in the same period last year. The Organic Revenue Growth Rate of 10.1% was driven by new business production, rate moderation, and expanded market access across both personal and commercial lines, including continued growth in our MGA program in FL.

Commission expense for the quarter increased 16.4% to $37.0 million, reflecting acquisitions and continued expansion in production. Salaries and employee benefits were $9.9 million, up 20.8% compared to $8.2 million in the same period in the prior year, primarily due to incremental headcount associated with our continued acquisition strategy and to support long-term growth and public company maturity. Other administrative expenses rose 56.4% to $7.4 million, primarily driven by our completed acquisitions and continued investments to support our growth initiatives.

Net income for the quarter was $13.1 million, compared to $6.9 million in the same period in the prior year resulting in a net income margin of 18.0%, up from 12.7% last year. Adjusted Net Income increased 75.2% to $16.2 million, with an Adjusted Net Income Margin of 22.2% compared to 17.1% in the same period in the prior year.

Adjusted EBITDA grew 73.9% to $21.2 million, reflecting strong operating leverage across the platform, the higher-margin profile of our MGA operations, and the contribution of recent acquisitions including APIA and corporate store additions. The Adjusted EBITDA Margin expanded 650-basis-points year-over-year to 29.1%, compared to 22.6% in the first quarter of 2025.

Cash flow from operating activities was $22.7 million, compared to $15.6 million in the same period prior year. Adjusted Free Cash Flow* was $15.2 million, compared to $13.6 million in the same period prior year, primarily driven by the increase in net income with a slight offset due to the increase in tax distributions to members in the current period.

Liquidity and Capital Resources

As of March 31, 2026, the Company had unrestricted cash and cash equivalents of $124.8 million. We had full unused capacity on our revolving credit facility of $50.0 million as of March 31, 2026. The total outstanding term notes payable balance was $3.5 million as of March 31, 2026.

During the first quarter of 2026, our Board of Directors authorized a share repurchase program of up to $50.0 million of the Company’s Class A common stock. The authorization reflects the Board’s confidence in TWFG’s long-term growth outlook, strong cash generation profile and disciplined capital allocation framework. Repurchases may be made from time to time in the open market or through privately negotiated transactions, subject to market conditions and other considerations. The program does not obligate the Company to repurchase any specific number of shares and may be suspended or discontinued at any time. We intend to continue balancing strategic investments, including acquisitions and organic growth initiatives, with prudent capital returns to shareholders. As of March 31, 2026, the Company repurchased and retired 872,397 shares in the open market for a total cost of $16.7 million. As of March 31, 2026, the dollar value of shares that remained available to be purchased under this share buyback program was approximately $33.3 million. To date, the company has repurchased approximately $40 million, leaving roughly $10 million remaining under the preauthorized plan limit on the repurchase plan.

2026 Acquisitions Update

As previously reported, TWFG completed the acquisitions of the Loften Wells Insurance agency, a corporate location in Memphis, TN and Asset Protection Insurance Associates, a Texas Based MGA specializing in providing comprehensive insurance solutions for property owners and real estate investors throughout the United States, as of March 31, 2026.

Additionally, TWFG Insurance Services completed the acquisition of Fortress Insurance Services, an Iowa based Independent Agency effective May 1, 2026. This new corporate location adds additional scale to our existing Iowa operations. TWFG continues to strengthen our presence and operations in the Midwest where we see meaningful long-term growth opportunities. The acquisition further supports our strategy of expanding density in attractive markets through disciplined, accretive tuck-in transactions.

2026 Guidance (Reaffirmed)
The Company reaffirmed its full-year 2026 outlook, originally issued in February 2026 in conjunction with its fourth quarter and full-year 2025 earnings release.
•Total Revenues: Expected growth of 15% to 20%, with total revenues between $285 million and $300 million
•Adjusted EBITDA Margin*: Expected to be in the range of 22% to 25%
•Organic Revenue Growth Rate*: Expected to be in the range of 10% to 15%
First quarter results were consistent with the Company’s full-year expectations. Management believes the strength of its organic growth engine, continued momentum across both its agency and MGA platforms, and a favorable carrier environment support the reaffirmation of these targets.

The Company is unable to provide a reconciliation to the most directly comparable GAAP measures without unreasonable effort due to the inherent difficulty in forecasting the timing and magnitude of items that have not yet occurred. The Company believes any such difference would be immaterial.

*For a definition of Organic Revenue Growth Rate and Adjusted EBITDA Margin, see “Non-GAAP Financial Measures” below.

Conference Call Information

TWFG will host a conference call to discuss its financial results at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) on Thursday, May 7, 2026.

TO ACCESS THE CONFERENCE CALL:
United States - New York (800) 715-9871
USA / International Toll +1 (646) 307-1963
Conference ID 4213213

A live webcast of the conference call will also be available on TWFG’s investor relations website at investors.twfg.com. A webcast replay of the call will be available at investors.twfg.com for one year following the call.

About TWFG

TWFG (NASDAQ: TWFG) is an independent distribution platform for personal and commercial insurance in the United States. TWFG represents hundreds of insurance carriers across personal and commercial lines, serving clients through its network of branches, corporate stores and managing general agency operations. For more information, please visit twfg.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical fact included in this release, are forward-looking statements. Forward-looking statements give our current expectations relating to our financial condition, results of operations, plans, objectives, future performance, and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “outlook,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business, as well as statements regarding our share repurchase program, including the timing, amount, or completion of any repurchases. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the captions entitled “Risk factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K, any Quarterly Reports on Form 10-Q and the other documents that the Company files with the U.S. Securities and Exchange Commission. You should specifically consider the numerous risks outlined under “Risk factors” in the Annual Report on Form 10-K for the year ended December 31, 2025.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Measures and Key Performance Indicators

Non-GAAP Financial Measures
Organic Revenue, Organic Revenue Growth, Adjusted Net Income, Adjusted Net Income Margin, Adjusted Diluted Earnings Per Share, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Free Cash Flow included in this release are not measures of financial performance in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and should not be considered substitutes for GAAP measures, including revenues (for Organic Revenue and Organic Revenue Growth), net income (for Adjusted Net Income, Adjusted Net Income Margin, Adjusted EBITDA and Adjusted EBITDA Margin), diluted earnings per share (Adjusted Diluted Earnings Per Share), and cash flow from operating activities (for Adjusted Free Cash Flow), which we consider to be the most directly comparable GAAP measures. These non-GAAP financial measures have limitations as analytical tools, and when assessing our operating performance, you should not consider these non-GAAP financial measures in isolation or as substitutes for revenues, net income, operating cash flow or other consolidated financial statement data prepared in accordance with GAAP. Other companies may calculate any or all of these non-GAAP financial measures differently than we do, limiting their usefulness as comparative measures.

Organic Revenue. Since the first quarter of 2025, we have utilized the revised calculation methodology for Organic Revenue to include policy fee income as it is directly correlated to MGA commission income. Our legacy calculation methodology removed policy fee income from Organic Revenue. Organic Revenue is total revenue (the most directly comparable GAAP measure) for the relevant period, excluding contingent income, non-policy fee income, other income and those revenues generated from acquired businesses with over $0.5 million in annualized revenue that have not reached the twelve-month owned mark.

Organic Revenue Growth. Organic Revenue Growth is the change in Organic Revenue period-to-period, with prior period results adjusted to include revenues that were excluded in the prior period because the relevant acquired businesses had not reached the twelve-month-owned milestone, but have reached the twelve-month owned milestone in the current period. We believe Organic Revenue Growth is an appropriate measure of operating performance because it eliminates the impact of acquisitions, which affects the comparability of results from period-to-period.

Adjusted Net Income. Adjusted Net Income is a supplemental measure of our performance and is defined as Net Income (the most directly comparable GAAP measure) before amortization, non-recurring or non-operating income and expenses, including equity-based compensation, adjusted to assume a single class of stock (Class A) and assuming noncontrolling interests do not exist while excluding the impact of the sale of non-current assets. We believe Adjusted Net Income is a useful measure because it adjusts for the after-tax impact of significant one-time, non-recurring items and eliminates the impact of any transactions that do not directly affect what management considers to be our ongoing operating performance in the period. These adjustments generally eliminate the effects of certain items that may vary from company-to-company for reasons unrelated to overall operating performance.

Beginning in the year ended December 31, 2025, we updated our definition of Adjusted Net Income to exclude the impact of the sale of non-current assets. The impact of this change on our Adjusted Net Income for the year ended December 31, 2025, as well as on previously reported periods, was not material. As a result, prior‑period amounts have not been recast. We believe this minor refinement to our definition provides improved alignment with how management evaluates operating performance and enhances the measure’s usefulness for investors while maintaining comparability with prior periods.

We are subject to U.S. federal income taxes, in addition to state, and local taxes, with respect to our allocable share of any net taxable income of TWFG Holding Company, LLC. Adjusted Net Income pre-IPO did not reflect adjustments for income taxes since TWFG Holding Company, LLC is a limited liability company and is classified as a partnership for U.S. federal income tax purposes. Post-IPO, the calculation incorporates the impact of federal and state statutory tax rates on 100% of our adjusted pre-tax income as if the Company owned 100% of TWFG Holding Company, LLC.

Adjusted Net Income Margin. Adjusted Net Income Margin is Adjusted Net Income divided by total revenues. We believe that Adjusted Net Income Margin is a useful measurement of operating profitability for the same reasons we find Adjusted Net Income useful and also because it provides a period-to-period comparison of our after-tax operating performance.

Adjusted Diluted Earnings Per Share. Adjusted Diluted Earnings Per Share is Adjusted Net Income divided by diluted shares outstanding after adjusting for the effect of (i) the exchange of 100% of the outstanding Class B common stock of the Company (the “Class B Common Stock”) and Class C common stock of the Company (the “Class C Common Stock”) (together with the related limited liability units in TWFG Holding Company, LLC (the “LLC Units”)) into shares of Class A common stock of the Company (“Class A Common Stock”) and (ii) the vesting of 100% of the unvested equity awards and exchange into shares of Class A Common Stock. This measure does not deduct earnings related to the noncontrolling interests in TWFG Holding Company, LLC for the period prior to July 19, 2024, when we did not own 100% of the business. The most directly comparable GAAP financial metric is diluted earnings per share. We believe Adjusted Diluted Earnings Per Share may be useful to an investor in evaluating our operating performance and efficiency because this measure is widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon acquisition activity and capital structure. This measure also eliminates the impact of expenses that do not relate to core business performance, among other factors.

Adjusted EBITDA. Adjusted EBITDA is a supplemental measure of our performance and is defined as EBITDA adjusted to reflect items such as equity-based compensation, interest income, other non-operating and certain nonrecurring items, while excluding the impact of the sale of non-current assets. EBITDA is defined as net income (the most directly comparable GAAP measure) before interest, income taxes, depreciation and amortization. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it adjusts for significant one-time, non-recurring items and eliminates the ongoing accounting effects of certain capital spending and acquisitions, such as depreciation and amortization, that do not directly affect what management considers to be our ongoing operating performance in the period. These adjustments eliminate the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Beginning in the year ended December 31, 2025, we updated our definition of Adjusted EBITDA to exclude the impact of the sale of non-current assets. The impact of this change on our Adjusted EBITDA for the year ended December 31, 2025, as well as on previously reported periods, was not material. As a result, prior‑period amounts have not been recast. We believe this minor refinement to our definition provides improved alignment with how management evaluates operating performance and enhances the measure’s usefulness for investors while maintaining comparability with prior periods.

Adjusted EBITDA Margin. Adjusted EBITDA Margin is Adjusted EBITDA divided by total revenue. We believe that Adjusted EBITDA Margin is a useful measurement of operating profitability for the same reasons we find Adjusted EBITDA useful and also because it provides a period-to-period comparison of our operating performance.

Adjusted Free Cash Flow. Adjusted Free Cash Flow is a supplemental measure of our performance. We define Adjusted Free Cash Flow as cash flow from operating activities (the most directly comparable GAAP measure) less cash payments for tax distributions, purchases of property, plant, and equipment and acquisition-related costs. We believe Adjusted Free Cash Flow is a useful measure of operating performance because it represents the cash flow from the business that is within our discretion to direct to activities including investments, debt repayment, and returning capital to stockholders.

The reconciliation of the above non-GAAP measures to their most comparable GAAP financial measure is outlined in the reconciliation table accompanying this release.

Key Performance Indicators
Total Written Premium. Total Written Premium represents, for any reported period, the total amount of current premium (net of cancellations) placed with insurance carriers. We utilize Total Written Premium as a key performance indicator when planning, monitoring, and evaluating our performance. We believe Total Written Premium is a useful metric because it is the underlying driver of the majority of our revenue.

Contacts
Investor Contact:
Gene Padgett, CAO for TWFG
Email: gene.padgett@twfg.com

PR Contact:
Alex Bunch, CMO for TWFG
Email: alex@twfg.com

Condensed Consolidated Statements of Income (Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended March 31,
	2026	2025
Revenues
Commission income(1)	$67,051	$48,785
Contingent income	1,935	1,663
Fee income(2)	3,348	3,011
Other income	507	364
Total revenues	72,841	53,823
Expenses
Commission expense	37,030	31,814
Salaries and employee benefits	9,901	8,196
Other administrative expenses(3)	7,390	4,724
Depreciation and amortization	6,169	3,359
Total operating expenses	60,490	48,093
Operating income	12,351	5,730
Interest expense	(62)	(83)
Interest income	1,214	1,863
Other non-operating income (expense), net	709	(1)
Income before tax	14,212	7,509
Income tax expense	1,133	656
Net income	13,079	6,853
Less: net income attributable to noncontrolling interests	11,322	5,515
Net income attributable to TWFG, Inc.	$1,757	$1,338

Weighted average shares of common stock outstanding:
Basic	14,794,482	14,889,739
Diluted	14,897,288	15,055,553
Earnings per share:
Basic	$0.12	$0.09
Diluted	$0.12	$0.09

(1)    Commission income - related party of $4,278 and $3,135 for the three months ended March 31, 2026 and 2025, respectively.
(2)    Fee income - related party of $896 and $834 for the three months ended March 31, 2026 and 2025, respectively.
(3)    Other administrative expenses - related party of $841 and $770 for the three months ended March 31, 2026 and 2025, respectively.

The following table presents the disaggregation of our revenues by offerings (in thousands):

	Three Months Ended March 31,
	2026	2025
Insurance Services
Agency-in-a-Box	$39,008	$35,996
Corporate Branches	10,790	8,223
Total Insurance Services	49,798	44,219
TWFG MGA	22,534	9,195
Other	509	409
Total revenues	$72,841	$53,823

The following table presents the disaggregation of our commission income by offerings (in thousands):

	Three Months Ended March 31,
	2026	2025
Insurance Services
Agency-in-a-Box	$36,287	$33,358
Corporate Branches	10,635	8,214
Total Insurance Services	46,922	41,572
TWFG MGA	20,129	7,213
Total commission income	$67,051	$48,785

The following table presents the disaggregation of our fee income by major sources (in thousands):

	Three Months Ended March 31,
	2026	2025
Policy fees	$1,403	$1,051
Branch fees	1,321	1,256
License fees	529	608
TPA fees	95	96
Total fee income	$3,348	$3,011

The following table presents the disaggregation of our commission expense by offerings (in thousands):

	Three Months Ended March 31,
	2026	2025
Insurance Services
Agency-in-a-Box	$28,640	$25,954
Corporate Branches	1,223	1,105
Total Insurance Services	29,863	27,059
TWFG MGA	7,063	4,726
Other	104	29
Total commission expense	$37,030	$31,814

Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands, except share/unit data)

	March 31, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$124,845	$155,926
Restricted cash	18,801	11,974
Commissions receivable, net	36,491	37,322
Accounts receivable	8,054	7,469
Other current assets, net	13,201	12,827
Total current assets	201,392	225,518
Non-current assets
Intangible assets, net	161,610	138,632
Property and equipment, net	3,459	3,307
Lease right-of-use assets, net	4,052	4,189
Other non-current assets	664	689
Total assets	$371,177	$372,335

Liabilities, Redeemable Noncontrolling Interest and Equity
Current liabilities
Commissions payable	$18,841	$15,168
Carrier liabilities	20,141	13,811
Operating lease liabilities	1,223	1,320
Short-term bank debt	1,987	1,972
Deferred acquisition payables	6,405	1,505
Other current liabilities	10,278	10,308
Total current liabilities	58,875	44,084
Non-current liabilities
Operating lease liabilities	2,815	2,897
Long-term bank debt	1,532	2,035
Deferred acquisition payables	1,522	6,669
Total liabilities	64,744	55,685
Commitment and contingencies (see Note 14)
Redeemable noncontrolling interest	21,407	17,901
Stockholders' Equity
Class A common stock ($0.01 par value per share - 300,000,000 authorized 14,177,064 and 15,028,681 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively)	142	150
Class B common stock ($0.00001 par value per share - 100,000,000 authorized 7,277,651 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively)	—	—
Class C common stock ($0.00001 par value per share - 100,000,000 authorized 33,893,810 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively)	—	—
Additional paid-in capital	44,006	59,951
Retained earnings	25,008	23,251
Accumulated other comprehensive income	26	30
Total stockholders' equity attributable to TWFG, Inc.	69,182	83,382
Noncontrolling interests	215,844	215,367
Total stockholders' equity	285,026	298,749
Total liabilities, redeemable noncontrolling interest, and equity	$371,177	$372,335

Non-GAAP Financial Measures

A reconciliation of Organic Revenue and Organic Revenue Growth Rate to Total Revenue and Total Revenue Growth Rate, the most directly comparable GAAP measures, for each of the periods indicated is as follows (in thousands):

	Three Months Ended March 31,
	2026	2025
Total Revenues	$72,841	$53,823
Acquisition adjustments(1)	(14,141)	(610)
Contingent income	(1,935)	(1,663)
Fee income	(3,348)	(3,011)
Other income	(507)	(364)
Policy fee income	1,403	1,051
Organic Revenue	$54,313	$49,226

Prior year Organic Revenue reported	$49,226	$41,591
Commission income at 12-month post acquisitions	610	1,466
Disposals	(521)	—
Organic Revenue denominator	$49,315	$43,057

Organic Revenue	$54,313	$49,226
Organic Revenue denominator	49,315	43,057
Organic Revenue Growth	$4,998	$6,169

Total Revenue Growth Rate(2)	35.3%	16.6%
Organic Revenue Growth Rate(3)	10.1%	14.3%

(1)    Represents revenues generated from the acquired businesses during the first 12 months following an acquisition.
(2)    Represents the period-to-period change in total revenues divided by the total revenues in the prior period.
(3)    Represents Organic Revenue Growth divided by the Organic Revenue denominator.
A reconciliation of Adjusted Net Income and Adjusted Net Income Margin to net income and net income margin, the most directly comparable GAAP measures, for each of the periods indicated is as follows (in thousands):

	Three Months Ended March 31,
	2026	2025
Total Revenues	$72,841	$53,823
Net Income	$13,079	$6,853
Income tax expense	1,133	656
Acquisition-related expenses	125	33
Equity-based compensation	856	1,204
Other non-recurring items(1)	466	—
Gain on sale of non-current assets, net(2)	(700)	—
Amortization expense	6,028	3,210
Adjusted income before income taxes	20,987	11,956
Adjusted income tax expense	(4,835)	(2,736)
Adjusted Net Income	$16,152	$9,220
Net Income Margin	18.0%	12.7%
Adjusted Net Income Margin	22.2%	17.1%

(1)    Non-recurring expense related to the write-off of a commission receivable arising from a contractual dispute with a carrier, resolved through commercial concession.
(2)    During the first quarter of 2025, a gain related to the sale of non-current assets was not excluded from Adjusted Net Income consistent with the Company’s stated definition. The presentation has been corrected in the fourth quarter and full-year 2025 results to conform to the Company’s definition of Adjusted Net Income. This correction impacts only non-GAAP measures and had no effect on previously reported GAAP results.

A reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to net income and net income margin, the most directly comparable GAAP measures, for each of the periods indicated is as follows (in thousands):

	Three Months Ended March 31,
	2026	2025
Total Revenues	$72,841	$53,823
Net income	$13,079	$6,853
Interest expense	62	83
Interest income(1)	(1,214)	(1,863)
Depreciation and amortization	6,169	3,359
Income tax expense	1,133	656
EBITDA	19,229	9,088
Acquisition-related expenses	125	33
Equity-based compensation	856	1,204
Interest income(1)	1,214	1,863
Gain on sale of non-current assets, net(2)	(700)	—
Other non-recurring items(3)	466	—
Adjusted EBITDA	$21,190	$12,188
Net Income Margin	18.0%	12.7%
Adjusted EBITDA Margin	29.1%	22.6%

(1)    Interest income reflects interest and other earnings on cash balances held by the Company. This income is included in Adjusted EBITDA as we view our total interest and investment income as an integral part of our business model and earnings stream until deployed.
(2)    During the first quarter of 2025, a gain related to the sale of non-current assets was not excluded from Adjusted Net Income consistent with the Company’s stated definition. The presentation has been corrected in the fourth quarter and full-year 2025 results to conform to the Company’s definition of Adjusted Net Income. This correction impacts only non-GAAP measures and had no effect on previously reported GAAP results.
(3)    Non-recurring expense related to the write-off of a commission receivable arising from a contractual dispute with a carrier, resolved through commercial concession.

A reconciliation of Adjusted Free Cash Flow to Cash Flow from Operating Activities, the most directly comparable GAAP measure, for each of the periods indicated is as follows (in thousands):

	Three Months Ended March 31,
	2026	2025
Cash Flow from Operating Activities	$22,719	$15,645
Purchase of property and equipment	(292)	(15)
Tax distribution to members(1)	(7,326)	(2,024)
Acquisition-related expenses	125	33
Adjusted Free Cash Flow	$15,226	$13,639

(1)    Tax distributions to members represents the amount distributed to the members of TWFG Holding Company, LLC in respect of their income tax liability related to the net income of TWFG Holding Company, LLC allocated to its members.
A reconciliation of Adjusted Diluted Earnings Per Share to diluted earnings per share, the most directly comparable GAAP measure, for each of the periods indicated is as follows:

	Three Months Ended March 31,
	2026	2025
Earnings per share of common stock – diluted	$0.12	$0.09
Plus: Impact of all LLC Units exchanged for Class A Common Stock(1)	0.05	0.03
Plus: Adjustments to Net Income(2)	0.06	0.04
Plus: Other Adjustments(3)	0.06	—
Adjusted Diluted Earnings Per Share	$0.29	$0.16

Weighted average common stock outstanding – diluted	14,897,288	15,055,553
Plus: Impact of all LLC Units exchanged for Class A Common Stock(1)	41,171,461	41,171,461
Adjusted Diluted Earnings Per Share diluted share count	56,068,749	56,227,014

(1)    For comparability purposes, this calculation incorporates the net income that would be distributable if all shares of Class B Common Stock and Class C Common Stock, together with the related LLC Units, were exchanged for shares of Class A Common Stock. For the three months ended March 31, 2026, this includes $7.8 million of net income on 56,068,749 weighted-average shares of common stock outstanding - diluted. For the three months ended March 31, 2025, this includes $5.5 million of net income on 56,227,014 weighted-average shares of common stock outstanding - diluted. For the three months ended March 31, 2026, 41,171,461 weighted average outstanding Class B Common Stock and Class C Common Stock were considered dilutive and included in the 56,068,749 weighted-average shares of common stock outstanding - diluted within diluted earnings per share calculation. See Note 13 Earnings Per Share to our Condensed Consolidated Financial Statements included elsewhere in this Quarterly Report for more information about the earnings per share.
(2)    Adjustments to Net Income are described in the footnotes of the reconciliation of Adjusted Net Income to net income in “Adjusted Net Income and Adjusted Net Income Margin”, which represent the difference between net income of $13.1 million and Adjusted Net Income of $16.2 million for the three months ended March 31, 2026. For the three months ended March 31, 2026, Adjusted Diluted Earnings Per Share include adjustments of $3.1 million to Adjusted Net Income on 56,068,749 weighted-average shares of common stock outstanding - diluted for the period presented, respectively.
(3)    Impact of MGA FL redeemable noncontrolling interest: Incorporates the net income attributable to the 49.9% interest in TWFG MGA FL, LLC held by AIH Sub, Inc. Unlike the Class B and Class C holders, AIH Sub, Inc. does not hold exchange rights into Class A Common Stock but rather holds a put option exercisable between 2030 and 2033. This component is included to present Adjusted Diluted Earnings Per Share on the same fully consolidated basis as Adjusted EBITDA, ensuring comparability between the two metrics. For the three months ended March 31, 2026, this component includes $3.5 million of net income attributable to AIH Sub, Inc.

Key Performance Indicators

The following presents the disaggregation of Total Written Premium by offerings, business mix and line of business (in thousands):

	Three Months Ended March 31,
	2026		2025
	Amount	% of Total	Amount	% of Total
Offerings:
Insurance Services
Agency-in-a-Box	$277,763	61%	$249,475	68%
Corporate Branches	85,777	19	68,098	18
Total Insurance Services	363,540	80	317,573	86
TWFG MGA	94,679	20	53,389	14
Total written premium	$458,219	100%	$370,962	100%

Business Mix:
Insurance Services
Renewal business	$285,025	62%	$244,845	66%
New business	78,515	17	72,728	20
Total Insurance Services	363,540	79	317,573	86

TWFG MGA
Renewal business	55,662	12	36,375	9%
New business	39,017	9	17,014	5
Total TWFG MGA	94,679	21	53,389	14
Total written premium	$458,219	100%	$370,962	100%

Written Premium Retention:
Insurance Services		90%		88%
TWFG MGA(1)		104%		82%
Consolidated		92%		88%

Line of Business:
Personal lines	$374,143	82%	$298,289	80%
Commercial lines	84,076	18	72,673	20
Total written premium	$458,219	100%	$370,962	100%

(1)    TWFG MGA retention includes take-out business and subsequent renewals from TWFG MGA FL, LLC, which can cause retention to exceed 100%. Excluding TWFG MGA FL, MGA retention would have been approximately 69% and consolidated retention approximately 87% for the three months ended March 31, 2026.